Exhibit 107

CALCULATION OF FILING FEE TABLES

S-8

Vasta Platform Ltd

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A common shares, par value US$0.00005 per share, issuable pursuant to the Vasta Platform Limited 2023 Long-Term Incentive Plan	(1)	Other	615,719	$4.36	$2,684,534.84	0.0001531	$411.00
Fees to be Paid	Equity	Class A common shares, par value US$0.00005 per share issuable pursuant to stock options outstanding under the Vasta Platform Limited 2023 Long-Term Incentive Plan	(2)	Other	794,281	$0.0018	$1,429.71	0.0001531	$0.22

Total Offering Amounts:							$2,685,964.55		411.22
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$411.22

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Offering Note(s)

(1)	Estimated in accordance with Rule 457(c) and (h) solely for purposes of calculating the registration fee on the basis of $4.36, the average of the high and low prices of the Registrant’s Class A Common Shares as reported on the Nasdaq Global Select Market on September 2, 2025.
(2)	Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of the weighted-average exercise price of the stock options outstanding under the Plan.